Exhibit 11

JOINT FILING AGREEMENT

PURSUANT TO RULE 13d-1(k)

The undersigned acknowledge and agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13D shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained herein and therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.

February 10, 2016	Ned L. Sherwood

	By:	/s/ Ned L. Sherwood
	Name:	Ned L. Sherwood

February 10, 2016	MRMP-Managers LLC

	By:	/s/ Ned L. Sherwood
	Name:	Ned L. Sherwood
	Title:	Chief Investment Officer

February 10, 2016	Bradley M. Tirpak

	By:	/s/ Bradley M. Tirpak
	Name:	Bradley M. Tirpak